QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 4.3

SECURITY RELATING TO COMMERCIAL INSURANCE

1.
The undersigned WATER PIK TECHNOLOGIES CANADA, INC. / WATER PIK CANADA LTD appoints BNP PARIBAS (Canada) (the "Bank") as the beneficiary of all its commercial insurance policies and all renewals or replacements thereof (such policies and their amendments are hereinafter collectively called the "Policies"). This designation of the Bank as beneficiary may not be revoked without the written consent of the Bank.

2.
In addition, the undersigned hypothecates and assigns in favour of the Bank all sums payable under the Policies, up to an amount of fourteen million six hundred and sixty-four thousand canadian dollars (14 664 000,00 $ CAD) together with interest from the date hereof at the annual prime rate of the Bank, in effect from time to time, plus .5%.

  The prime rate of the Bank is the annual interest rate announced by it as being its reference rate to determine interest rates on Canadian dollar loans made in Canada by the Bank.

3.
This designation of the Bank as beneficiary and this hypothec and assignment are granted to secure:

3.1
all obligations of the undersigned and of n.a.(1) (the latter being hereinafter called the "Customer") to the Bank under the following credit facility and any amendment thereto or renewal or replacement thereof:

(1)
Do not complete if the hypothec guarantees only the obligations of the signatory.

    Credit facilities in the amount of 14 000 000,00 $ CAD granted by the Bank to the undersigned under a Commitment Letter dated 14 juin 2002

  3.2
  and all other obligations, present or future, direct or indirect, of the undersigned and of the Customer to the Bank.

4.
The undersigned shall deliver the Policies to the Bank and inform the Bank of any circumstance which could give rise to payment of the sums payable under the Policies.

5.
The undersigned shall pay the premiums for the Policies at least ten (10) days prior to their due dates and shall provide to the Bank evidence of these payments on demand. If the undersigned fails to pay these premiums, the Bank may, but without being required to do so, pay such premiums on behalf of the undersigned.

6.
The Bank may, but shall not be required to do so, collect all sums payable under the Policies and exercise any right resulting therefrom, including the right to realize their cash surrender value. Any amount received by the Bank may, in its discretion, be remitted to the undersigned, held by the Bank as security for the obligations mentioned in section 3 or be applied to the payment of these obligations, whether or not matured. The Bank may apply any sum received by it as it deems advisable.

7.
The Bank may exercise its rights hereunder without being bound to exercise first its recourses against the undersigned, the Customer or any other person, or to realize any other security.

8.
The undersigned shall pay the costs incurred by the Bank in respect of this agreement together with the costs incurred by the 8. Bank to exercise or preserve its rights hereunder, including premiums which the Bank may pay. The designation of the Bank as beneficiary and the hypothec and assignment herein made shall also secure the payment of these costs.

9.
The undersigned appoints the Bank as its irrevocable attorney, with power of substitution, to perform any act and to sign any document necessary or useful to the exercise of the Bank's rights hereunder, including the endorsement of any cheque or payment order made to the order of the undersigned.

10.
The rights of the Bank hereunder shall be in addition to, and not in substitution for, any other security held by the Bank. The Bank may, however, renounce to any other security without affecting its rights hereunder.

11.
The rights conferred on the Bank shall extend to any successor of the Bank, by amalgamation or otherwise.

12.
The undersigned undertakes to constantly insure its assets against fire and all other risks that a prudent administrator would protect by insurance, for the full amount of the insurance value of such assets.

13.
The parties hereto have expressly agreed that this security and all deeds, documents or notices relating thereto be executed in English. Les parties aux présentes ont expressément convenu que cette garantie et tout autre acte, document ou avis y afférent soient rédigés en anglais.

Signed at	Newport Beach, CA USA City	, this	9th Day	day of	September Month	2002 Year
WATER PIK TECHNOLOGIES CANADA, INC. / WATER PIK CANADA LTD
Victor C. Streufert Vice President—Finance, Chief Financial Officer and Treasurer	/s/ VICTOR C. STREUFERT
Please print and sign your name	Signature
Richard D. Tipton Vice President, General Counsel and Secretary	/s/ RICHARD D. TIPTON
Please print and sign your name	Signature

QuickLinks

  EXHIBIT 4.3
SECURITY RELATING TO COMMERCIAL INSURANCE